SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(  )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-b(e)(2))
(X )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12




                       VANGUARD CELLULAR SYSTEMS, INC.



   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

(  )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

(Set forth the amount on which the filing fee is calculated and state how it was determined)

(X) Fee previously paid with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

 (Vanguard Cellular Systems, Inc. logo appears here)


April 7, 1995


To the Shareholders of
Vanguard Cellular Systems, Inc.:
     I am pleased to invite you to the Annual Meeting of Shareholders of your Company to be held on Wednesday, May 10, 1995. The Notice of the meeting and a Proxy Statement relating to matters to be considered at the meeting are attached. A proxy card and return envelope are enclosed. The shareholders are being asked to consider and approve the election of certain members of the Board of Directors, to consider and approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Class A Common Stock, and to ratify the selection of Arthur Andersen & Co. as the Company's independent auditors. These proposals are discussed in detail in the enclosed Proxy Statement.
     You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please sign and return the proxy card in the postpaid return envelope so that your vote may be counted.
     Information relating to the Company's activities and operations during the fiscal year ended December 31, 1994, is contained in the Company's Annual Report, which is enclosed.
                                          Sincerely,
                                         (signature of Haynes G. Griffin)
                                          Haynes G. Griffin
                                          PRESIDENT

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        VANGUARD CELLULAR SYSTEMS, INC.
TO THE SHAREHOLDERS OF VANGUARD CELLULAR SYSTEMS, INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of VANGUARD CELLULAR SYSTEMS, INC. will be held at the Sheraton Greensboro, 303 N. Elm St., Virginia Ballroom, Greensboro, North Carolina on Wednesday, May 10, 1995, at 9:30 a.m. for the following purposes:
     1. To elect three Class II nominees to the Board of Directors, to serve a three-year term, until the 1998 Annual Meeting of Shareholders;
     2. To consider approval of an amendment to the Company's Articles of Incorporation to increase the number of shares of Class A Common Stock that the Company has authority to issue from 60,000,000 shares to 250,000,000 shares;
     3. To ratify appointment of Arthur Andersen & Co. as auditors for the present year; and
     4. To consider and act upon any other business that may come before the meeting or any adjournment thereof.
     All shareholders are invited to attend the meeting. Only those shareholders of record as of the close of business on March 15, 1995, shall be entitled to notice of and to vote at the meeting. It is important that your stock be represented at this meeting in order that the presence of a quorum may be assured.
     ENCLOSED IS A PROXY CARD WHICH YOU ARE URGED TO SIGN AND RETURN IN THE POSTPAID RETURN ENVELOPE.
                                          By Order of the Board of Directors
                                          (signature of Stephen R. Leeolou)
                                          Stephen R. Leeolou
                                          SECRETARY

April 7, 1995

                        VANGUARD CELLULAR SYSTEMS, INC.
                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Vanguard Cellular Systems, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on May 10, 1995. The address of the Company's principal executive offices is 2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455-3314. The approximate date on which this Proxy Statement and the enclosed proxy were first sent or given to shareholders was April 7, 1995.


     The enclosed proxy is being solicited by the Board of Directors of the Company. A shareholder who executes the accompanying proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending and voting in person. All shares represented by valid proxies received pursuant to this solicitation prior to the meeting and not revoked before their exercise will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. If no direction is made in the proxy, the shares will be voted for the nominees for director named in this Proxy Statement and for the other proposals described herein.
     The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by directors, officers and employees of the Company. It is not expected that any compensation will be paid for the solicitation of proxies, but brokers and other custodians, nominees or fiduciaries may be reimbursed for their expenses in forwarding proxy materials to principals and obtaining their proxies.
                         VOTING SECURITIES OUTSTANDING

     Only shareholders of record as of the close of business on March 15, 1995, will be entitled to notice of and to vote at the Annual Meeting. On such date, the Company had 41,185,468 shares of Class A Common Stock, par value $0.01 per share ("Common Stock"), issued and outstanding. There are no other voting securities outstanding. Each share is entitled to one vote.

     The following are the only persons known to the Company who beneficially owned more than five percent of the Company's outstanding Common Stock:


                                                                             BENEFICIAL OWNERSHIP (2)(3)
NAME AND ADDRESS (1)                                                            SHARES         PERCENT
FMR Corp.                                                                     5,033,100(4)     12.22%
  82 Devonshire Street
  Boston, MA 02109
The Capital Group Companies, Inc.                                             3,260,300(5)      7.92%
  333 South Hope Street
  Los Angeles, CA 90071
The Equitable Companies Incorporated                                          2,645,600(6)      6.42%
  787 Seventh Avenue
  New York, NY 10019
Putnam Investments, Inc.                                                      2,295,253(7)      5.57%
  One Post Office Square
  Boston, MA 02109
Stuart S. Richardson                                                          2,119,363(8)      5.14%
  c/o Piedmont Management Company, Inc.
  80 Maiden Lane
  New York, NY 10038

   1
(1) Does not include certain persons who may be deemed beneficial owners of more than five percent of the Common Stock by reason of their positions as trustees of certain trusts. Peter L. Richardson and Robert R. Richardson serve as trustees of the H. Smith Richardson Testamentary Trust and the Smith Richardson Foundation. Peter L. Richardson additionally serves as trustee of the Grace Jones Richardson Testamentary Trust and Robert R. Richardson additionally serves as trustee of the Randolph Foundation. The H. Smith Richardson Testamentary Trust holds 453,906 shares of Common Stock (1.10%), the Smith Richardson Foundation holds 1,020,292 shares of Common Stock (2.48%), the Randolph Foundation holds 430,902 shares of Common Stock (1.05%) and the Grace Jones Richardson Testamentary Trust holds 395,542 shares of Common Stock (0.96%). In addition to shares that are held by these entities and that may be deemed beneficially owned by such shareholders, Messrs. Peter L. Richardson and Robert R. Richardson, each of whose address is c/o Piedmont Financial Company, 230 North Elm Street, Greensboro, NC 27401, may be deemed to beneficially own 222,426 shares (0.54%) and 156,259 shares (0.38%), respectively, of Common Stock. As described in footnote (8) below, Stuart S. Richardson also serves as a trustee of the H. Smith Richardson Testamentary Trust, the Smith Richardson Foundation and the Grace Jones Richardson Testamentary Trust and shares held by such entities are included in his beneficial ownership.
(2) The descendants of Lunsford Richardson, Sr., their spouses, trusts and corporations in which they have interests and charitable organizations established by such descendants (collectively referred to as the "Richardson Family") beneficially own approximately 9,781,609 shares or 23.59% of the Company's Common Stock and consequently may, if they act in concert, be in a position to control the management and the affairs of the Company. Such number of shares includes 278,250 shares which members of the Richardson Family have the right to acquire under presently exercisable options granted to them under Company stock option plans. The individuals and institutions constituting the Richardson Family have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) under which they must act on the basis of fiduciary requirements which may dictate positions that differ from their personal interests.

(3) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

(4) Ownership as of December 31, 1994 as reported to the Company on a Schedule 13G dated February 13, 1995. Certain of these shares may be deemed to be owned by Fidelity Management & Research Company and by Fidelity Management Trust Company, both wholly-owned subsidiaries of FMR Corp. ("FMR"), and by Edward C. Johnson 3d, Chairman of FMR. According to the Schedule 13G, Mr. Johnson, FMR and these subsidiaries may be deemed to exercise sole investment power as to all such shares and sole voting power as to 11,550 shares.

(5) Ownership as of December 31, 1994 as reported to the Company on a Schedule 13G dated February 8, 1995. These shares may be deemed to be beneficially owned by Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc. ("Capital"). According to the Schedule 13G, these subsidiaries of Capital may be deemed to exercise sole voting power as to 726,000 shares and sole investment power as to all such shares.

(6) Ownership as of December 31, 1994 as reported to the Company on a Schedule 13G dated February 10, 1995. These shares may be deemed to be beneficially owned by a group consisting of The Equitable Companies Incorporated ("Equitable"), AXA (a French holding company), and five French mutual insurance companies consisting of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle. According to the
    Schedule 13G, the group may be deemed to exercise sole voting power as to 2,600,025 shares, sole investment power as to 2,641,475 shares and shared investment power as to 4,125 shares.

(7) Ownership as of December 31, 1994 as reported to the Company on a Schedule 13G dated January 30, 1995. Putnam Investments, Inc. ("Putnam"), is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. Certain shares may be deemed to be beneficially owned by Putnam Investment Management, Inc. and Putnam Advisory Company, Inc., both of which are wholly-owned by Putnam. According to the Schedule 13G, Putnam and these subsidiaries may be deemed to exercise shared investment power as to all such shares and shared voting power as to 99,050 shares.

(8) Ownership as of March 15, 1995. Includes 48,750 shares that Mr. Richardson has the right to acquire under presently exercisable stock options granted to him under Company stock option plans; 1,350 shares owned by Mr. Richardson's spouse; 453,906 shares held by the H. Smith Richardson Testamentary Trust, 1,020,292 shares held by the Smith Richardson Foundation and 395,542 shares held by the Grace Jones Richardson Testamentary Trust, of which Mr. Richardson is a trustee; and 155,848 shares held by various other trusts of which Mr. Richardson is also a trustee. The shares shown as beneficially owned do not include 87,972 shares held by a subsidiary of Piedmont Management Company, Inc. and 59,160 shares held in trusts for the benefit of his children. Mr. Richardson is an officer, director and principal shareholder of Piedmont Management Company, Inc. Mr. Richardson denies beneficial ownership of the 87,972 shares as well as the shares held by such trusts. The shares shown also do not include 130,665 shares held by trusts of which Mr. Richardson may be deemed to share investment power, but exercise no voting power, and 16,550 shares that may be deemed beneficially owned by his spouse. Mr. Richardson denies beneficial ownership of the shares owned by his spouse and the shares that may be deemed beneficially owned by his spouse.

                        SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of March 15, 1995, by its directors, nominees for election as directors, the executive officers named in the Summary Compensation Table and by all directors, nominees and officers as a group.

                                                                                     AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER                                                        OF BENEFICIAL OWNERSHIP (1)    PERCENT
Stuart S. Richardson.........................................................            2,119,363(2)           5.14  %
Haynes G. Griffin............................................................            1,225,920(3)           2.96  %
Stephen R. Leeolou...........................................................            1,245,881(4)           3.01  %
L. Richardson Preyer, Jr.....................................................            1,257,934(5)           3.04  %
Stephen L. Holcombe..........................................................               91,045(6)            *
Richard C. Rowlenson.........................................................              106,160(7)            *
F. Cooper Brantley...........................................................               19,198               *
Doris R. Bray................................................................                4,800(8)            *
Robert M. DeMichele..........................................................            1,031,542(9)           2.50  %
L. Richardson Preyer, Sr.....................................................              141,002(10)           *
Robert A. Silverberg.........................................................              190,921(11)           *
All Directors, Nominees and Officers as a group (14 persons).................            6,549,981(12)         15.54  %

  * Represents less than 1%
 (1) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.
 (2) For a detailed description of the nature of Mr. Richardson's beneficial ownership, see "Voting Securities Outstanding."

 (3) Includes 225,000 shares that Mr. Griffin has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Also includes 5,271 shares owned by Mr. Griffin's spouse as to which he shares voting and investment power. Does not include 15,693 shares held by trusts, the sole beneficiaries of which are Mr. Griffin's sons and the trustee of which is Mr. Griffin's brother. Mr. Griffin denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts. The shares shown also do not include 73,555 shares held by a trust of which Mr. Griffin may be deemed to share investment power, but exercise no voting power and 87,972 shares owned by a subsidiary of Piedmont Management Company, Inc., of which Mr. Griffin is a director.
 (4) Includes 225,000 shares that Mr. Leeolou has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Does not include 25,335 shares held by trusts, the sole beneficiaries of which are Mr. Leeolou's children and the trustee of which is Mr. Leeolou's brother. Mr. Leeolou denies beneficial ownership of the shares held by these trusts. The shares shown also do not include 48,868 shares held by a trust of which Mr. Leeolou may be deemed to share investment power, but exercise no voting power.

 (5) Includes 225,000 shares that Mr. Preyer has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Also includes 12,061 shares owned by Mr. Preyer's spouse as to which he shares voting and investment power. Does not include 53,514 shares held by trusts, the sole beneficiaries of which are Mr. Preyer's children and the trustee of which is Mr. Preyer's sister. Mr. Preyer denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts. The shares shown also do not include 98,533 shares held by a trust of which Mr. Preyer may be deemed to share investment power, but exercise no voting power.

 (6) Includes 77,400 shares that Mr. Holcombe has the right to acquire under presently exercisable options granted to him under Company stock option plans.

 (7) Includes 54,899 shares that Mr. Rowlenson has the right to acquire under presently exercisable options granted to him under Company stock option plans. Also includes 26,675 shares owned by Mr. Rowlenson's spouse as to which he shares voting and investment power. Does not include 5,542 shares held by trusts, the sole beneficiaries of which are Mr. Rowlenson's children and the trustee of which is Mr. Rowlenson's brother-in-law. Mr. Rowlenson denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts.

 (8) Includes 4,500 shares that Mrs. Bray has the right to acquire under presently exercisable options granted to her under Company stock option plans.

 (9) Includes 4,500 shares that Mr. DeMichele has the right to acquire under presently exercisable options granted to him under Company stock option plans and 1,020,292 shares held by the Smith Richardson Foundation, of which Mr. DeMichele serves as one of eight trustees. The shares held by the Smith Richardson Foundation are also reported as beneficially owned by Stuart S. Richardson. Mr. DeMichele denies beneficial ownership of the shares held by such foundation. Does not include 87,972 shares owned by a subsidiary of Piedmont Management Company, Inc., of which Mr. DeMichele is a director and officer.
(10) Includes 4,500 shares that Mr. Preyer has the right to acquire under presently exercisable options granted to him under Company stock option plans and 30,545 shares held by Mr. Preyer's spouse. Mr. Preyer denies beneficial ownership of the foregoing shares owned by his spouse.
(11) Includes 45,486 shares that represent Mr. Silverberg's pro rata ownership of Common Stock owned by a corporation of which he is an officer, director and principal shareholder. Of the shares shown as beneficially owned by Mr. Silverberg, he exercises shared voting and investment power with respect to 45,486 shares and sole voting and investment power with respect to 145,435 shares.
(12) Includes 974,248 shares that directors and officers have the right to purchase under presently exercisable options granted to them under Company stock option plans.
     Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during fiscal 1994. All of these filing requirements were satisfied by its directors, officers and 10 percent holders. In making these statements, the Company has relied on the written representations of its directors, officers and 10 percent holders and copies of the reports that they have filed with the Commission.

                             ELECTION OF DIRECTORS
     It is intended that the persons named in the accompanying proxy will vote for the three nominees listed below for directors, unless the authority so to vote is withheld. A plurality of the votes cast is required to elect each director, and, as a result, abstentions and broker nonvotes will not affect the election results if a quorum is present. In the event that any nominee should not be available to serve for any reason, the proxy holders may vote for substitute nominees designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees named below will be unavailable to serve as a member of the Board of Directors.

     The Board of Directors of the Company is divided into three classes: Class I, Class II and Class III. In accordance with this classification, the members of Class II of the Board of Directors are to be elected at this Annual Meeting. If elected, the nominees will serve until the 1998 Annual Meeting of Shareholders. F. Cooper Brantley has been nominated for election to fill a vacancy on the Board. The remaining Class II directors have been nominated for reelection. The directors designated as Class III have been previously elected to serve until the 1996 Annual Meeting of Shareholders and the directors designated as Class I have been previously elected to serve until the 1997 Annual Meeting of Shareholders.

                                                                                                           DIRECTOR
NAME, AGE AND PRINCIPAL OCCUPATION FOR LAST FIVE YEARS                                                      SINCE
NOMINEES FOR THREE-YEAR TERM (CLASS II)

F. Cooper Brantley, 47, Partner, Adams Kleemeier Hagan Hannah & Fouts L.L.P. (Attorneys at Law),              --
  1981 -- present; formerly President of Brantley Communications, Inc., a cellular system owner and operator.
Haynes G. Griffin, 48, President and Chief Executive Officer of the Company, 1984-present; director,         1984
  Piedmont Management Company, Inc. and Geotek Communications, Inc.
L. Richardson Preyer, Sr., 76, Distinguished Fellow in Public Policy, University of North Carolina at        1985
  Greensboro, 1981-1992; director, Piedmont Management Company, Inc.
CONTINUING DIRECTORS (CLASS III)
Robert M. DeMichele, 50, President, Chief Executive Officer and Director of Piedmont Management Company,     1987
  Inc., 1982-present; director, The Navigators Group, Inc.

Stephen R. Leeolou, 39, Executive Vice President and Chief Operating Officer, and Secretary of the           1984
  Company, 1984-present.
L. Richardson Preyer, Jr., 47, Vice Chairman of the Board, Executive Vice President, Treasurer and           1984
  Assistant Secretary of the Company, 1984-present.
CONTINUING DIRECTORS (CLASS I)

Doris R. Bray, 57, Partner, Schell Bray Aycock Abel & Livingston, L.L.P. (Attorneys at Law),                 1994
  1987-present; director, Cone Mills Corporation.

Stuart S. Richardson, 48, Chairman of the Board of the Company, 1985-present; executive of Piedmont          1985
  Management Company, Inc., a diversified financial services holding company, 1985-present, Vice
  Chairman, 1986-present.
Robert A. Silverberg, 60, Chairman of the Board and President of First Denver Corporation and Chairman       1985
  of its subsidiary, First National Bank of Denver, 1981-present; President and Chairman of the Board of
  181 Realty Company, Inc., commercial real estate holding company, 1968-present.

     During 1994, there were five meetings of the Board of Directors of the Company. Each of the directors attended more than 75% of the total number of meetings of the Board of Directors and of committees of which he or she is a member.
                                       6

     The Board of Directors has a Compensation Committee that met three times during 1994. See "Executive Compensation" -- "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation".
     The Board of Directors has an Audit Committee that confers with the Company's independent auditors and reviews the scope of auditing of the Company's books and accounts and reports submitted by the officers. The Committee also reviews, with the independent auditors and appropriate Company personnel, procedures and methods employed in connection with the Company's internal audit program and management policies relating to such program. The Audit Committee met twice during 1994. Members of the Audit Committee are Robert
A. Silverberg, Chairman, and Robert M. DeMichele.
     The Company has no standing Nominating Committee.
                             EXECUTIVE COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table sets forth cash and certain other compensation paid or accrued by the Company for its chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 1994, 1993 and 1992, respectively:
                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                      ANNUAL COMPENSATION                  AWARDS
                                                                                                           PAYOUTS
                                                                          (E)         (F)         (G)
                                                                         OTHER     RESTRICTED  SECURITIES    (H)         (I)
                  (A)                             (C)         (D)        ANNUAL      STOCK     UNDERLYING   LTIP         ALL
                NAME AND                 (B)     SALARY      BONUS      COMPEN-     AWARD(S)    OPTIONS    PAYOUTS  OTHER COMPEN-
           PRINCIPAL POSITION            YEAR     ($)         ($)      SATION ($)     ($)        (1)(#)      ($)    SATION ($)(2)

Haynes G. Griffin                        1994     378,000     200,000          --         --     225,000       --       4,500
  President and Chief Executive Officer  1993     350,000     170,000          --         --     150,000       --       2,249
                                         1992     325,000     133,100          --         --          --       --       2,182
Stephen R. Leeolou                       1994     340,200     200,000          --         --     225,000       --       4,500
  Executive Vice President and Chief     1993     315,000     170,000          --         --     150,000       --       2,249
  Operating Officer                      1992     285,000     133,100          --         --          --       --       2,182
L. Richardson Preyer, Jr.                1994     329,400     180,000          --         --     225,000       --       4,500
  Executive Vice President and Treasurer 1993     305,000     170,000          --         --     150,000       --       2,249
                                         1992     285,000     133,100          --         --          --       --       2,182
Stephen L. Holcombe                      1994     162,000      70,000          --         --      44,999       --       4,500
  Senior Vice President and Chief        1993     150,000      40,000          --         --      30,000       --       1,369
  Financial Officer                      1992     124,000      31,944          --         --          --       --       1,211
Richard C. Rowlenson                     1994     162,000      70,000          --         --      44,999       --       4,500
  Senior Vice President and General      1993     150,000      40,000          --         --      30,000       --       1,369
  Counsel                                1992     124,000      31,944          --         --          --       --       1,211

(1) Options were granted under Company stock option plans.
(2) Amounts shown represent the Company's contribution to its 401(k) Plan.

STOCK OPTIONS
     The following table provides details regarding stock options granted to the Named Executive Officers during 1994.
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                             (B)            (C)                                     ASSUMED ANNUAL RATES OF STOCK
                                          NUMBER OF      % OF TOTAL        (D)                      APPRECIATION FOR OPTION TERM
                                          SECURITIES      OPTIONS       EXERCISE                                 (3)
                                          UNDERLYING     GRANTED TO      OR BASE        (E)
                  (A)                      OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION     (F)        (G)          (H)
                 NAME                      GRANTED      FISCAL YEAR     ($/SHARE)       DATE       0%($)      5%($)       10%($)
Haynes G. Griffin                           225,000(1)       20            21.50       5/31/04       0      3,042,278    7,709,729
Stephen R. Leeolou                          225,000(1)       20            21.50       5/31/04       0      3,042,278    7,709,729
L. Richardson Preyer, Jr.                   225,000(1)       20            21.50       5/31/04       0      3,042,278    7,709,729
Stephen L. Holcombe                          44,999(2)        4            19.25       3/17/04       0        544,768    1,380,549
Richard C. Rowlenson                         44,999(2)        4            19.25       3/17/04       0        544,768    1,380,549

(1) Includes 4,614 incentive stock options and 220,386 non-qualified stock options granted under Company stock option plans. Options vest over a 5-year period beginning 6/1/95.
(2) Includes 5,194 incentive stock options and 39,805 non-qualified stock options granted under Company stock option plans. Options vest on 3/18/99 and over a 5-year period beginning 3/18/95, respectively.

(3) As required by Securities and Exchange Commission, the amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout a 10 year Option Term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executive Officers and all optionees as a group will depend on the future price of the Company's Common Stock. As reflected in the column which assumes a 0% rate of appreciation, the options will have no value to the Named Executive Officers if the price of the Company's Common Stock does not increase above the exercise price of the options. If the price of the Company's Common Stock increases, all shareholders will benefit commensurately with the Named Executive Officers. On December 30, 1994, there were 40,529,334 shares of Common Stock outstanding and the closing price of the Common Stock was $25.75. Using the same Assumed Annual Rates of Stock Price Appreciation for the Option Term to arrive at Potential Realizable Value shown in the table above, the gain to all shareholders as a group at the 5% and 10% rates would be $656,333,520 and $1,663,278,002, respectively. The amount of the gain to all Named Executive Officers as a percent of the gain to all shareholders under these scenarios would be approximately 1.56%.

OPTION EXERCISES AND HOLDINGS
     The following table shows stock options exercised by the Named Executive Officers during 1994, including the aggregate value of gains on the date of exercise (the "Value Realized"). In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1994. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.
   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                (A)                       (B)               (C)              (D)           (D)           (E)           (E)
                                                                                                        VALUE OF UNEXERCISED
                                                                            NUMBER OF SECURITIES            IN-THE-MONEY
                                                                           UNDERLYING UNEXERCISED    OPTIONS AT YEAR-END ($)(1)
                                    SHARES ACQUIRED                       OPTIONS AT YEAR-END (#)
               NAME                 ON EXERCISE (#)  VALUE REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Haynes G. Griffin                            --                 --         351,193       405,000      5,684,261     2,756,250
Stephen R. Leeolou                           --                 --         388,824       405,000      6,569,719     2,756,250
L. Richardson Preyer, Jr.                    --                 --         388,824       405,000      6,569,719     2,756,250
Stephen L. Holcombe                          --                 --          59,400        93,599        778,291       766,651
Richard C. Rowlenson                         --                 --          43,650        93,599        415,904       766,651


(1) The closing price of the Common Stock on December 30, 1994, was $25.75.

DIRECTORS' FEES
     Four of the eight present directors are not salaried employees of the Company. For their services, those directors are paid a retainer at an annual rate of $10,000 plus $500 for the first in-person Board or Board Committee meeting in any one day, and $300 per day for each telephonic meeting or for each additional meeting on the same day. Salaried employees receive no additional compensation for their services as directors.
EMPLOYMENT AND OTHER RELATED AGREEMENTS

     As of March 1, 1995, the Company entered into three-year employment agreements with Messrs. Griffin, Preyer, Jr., and Leeolou effectively extending existing agreements that expired on February 28, 1995. Following the initial three-year term, the agreements continue from year to year until terminated by either party on one year's notice. Each agreement provides for continuation of salary and benefits for the remaining term of the agreement if employment is terminated by the Company "other than for cause" as defined in the agreement. If the executive's employment is terminated "other than for cause" following a "change in control" of the Company or if the executive terminates his employment following a "change in control" because (i) his authority and/or responsibility are substantially reduced, or (ii) he is required to move his residence from Greensboro, North Carolina or (iii) his travel obligations are materially increased without his consent, the executive is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years, multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for federal income tax purposes by reason of Section 280G of the Internal Revenue Code as an "excess parachute payment." Each employment agreement also provides that the executive will not compete with the Company for the term of the agreement or for one year following his termination of employment, whichever is later.

     As of October 1, 1990, the Company implemented an Executive Officer Long-Term Compensation Plan in which four executive officers participate. Under this plan, Haynes G. Griffin, Stephen R. Leeolou and L. Richardson Preyer, Jr. each would earn two cash bonuses of $500,000 each and Stuart S. Richardson would earn two cash bonuses of $94,000 each if and when the consolidated net profits of the Company for four profitable consecutive quarters equal or exceed $20 million and $40 million, respectively. In order to be entitled to his bonuses, the participating executive officer must be employed by the Company at the end of the applicable period or his employment must have been previously terminated "other than for cause" prior to a "change of control" or by reason of his death or permanent disability. If there is a "change of control," the bonuses will become immediately payable. By its terms, this plan is a legally binding obligation of the Company.

     On March 8, 1995, the Board of Directors of the Company adopted the Senior Management Severance Plan. The Plan is available to certain senior management employees designated as participants by the Board of Directors of the Company or its Compensation Committee. The Plan provides that if the employment of a participant is terminated "other than for cause" following a "change in control" or if he terminates his employment following a "change in control" because (i) his authority and/or responsibility are substantially reduced, or (ii) he is required to move his residence, or (iii) his travel obligations are materially increased without his consent, he is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years, multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for federal income tax purposes by reason of Section 280G of the Internal Revenue Code as an "excess parachute payment." The plan requires each Plan participant, as a condition to his participation, to agree not to compete with the Company for a period of one year following termination of his employment with the Company. Messrs. Holcombe and Rowlenson and four other executive officers of the Company have been designated participants in the Plan.

     Messrs. Richardson, Griffin, Leeolou, Preyer, Jr., and Holcombe own shares of stock that were granted to them pursuant to certain restricted stock agreements. The restrictions on such shares have expired. The Company has agreed that in the event there is a "change in control" (as defined in the agreements) of the Company at any time prior to December 31, 1998, the executives will be reimbursed for the income taxes they pay with respect to the restricted stock up to an amount that would not be deemed an "excess parachute payment" for federal income tax purposes (the executive's average compensation for the preceding five years, multiplied by three). Both the value of the stock bonuses and the amount of the tax reimbursements should be deductible items to the Company or an acquiror, as the case may be, for tax purposes.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Decisions on compensation of the Chief Executive Officer and of the other Named Executive Officers are made by the Company's Compensation Committee (the "Committee"). Two nonemployee directors currently serve as members of the
Committee: Robert M. DeMichele, Chairman, and Robert A. Silverberg. In addition, all compensation decisions regarding the Chief Executive Officer and the other Named Executive Officers are reviewed and ratified by the full Board of Directors.
     The Company has employed independent consultants since 1986, in connection with compensation matters, to compile for review and analysis objective survey information from other companies both within and outside of the industry to establish a range of benchmarks for salary, bonus, and other incentives for executive officers with similar positions and responsibilities.
                                       10

  COMPENSATION PHILOSOPHY
     The Company's compensation policies are designed to attract and retain competent management. The Board's goal is to provide competitive salaries to its executive officers and to give them performance incentives to motivate superior performance on behalf of the Company and its shareholders. The Company has generally used two types of incentive compensation: annual bonuses, payable in cash or in stock, and long-term compensation in the form of stock options and restricted stock bonuses and, in the case of its officer-directors, cash bonuses linked to specific performance goals. The Committee believes that linking long-term compensation to the value of the Company's Common Stock is especially effective because it aligns the interests of management with those of the Company's shareholders.
  EXECUTIVE OFFICER COMPENSATION
     SALARIES. The salaries of the Named Executive Officers were increased 8% during 1994. The Committee and the Board considered these increases appropriate in view of their overall assessment that the performance of each Named Executive Officer had been outstanding.
     ANNUAL BONUSES. The Committee considers annual cash and stock bonus awards as an integral part of the Company's financial incentive package to achieve the Company's goals. Bonuses for the Chief Executive Officer and other Named Executive Officers are based upon the Company's performance during the year in a number of measurable areas. The Company is in an industry that is in a start-up phase of its history, and, therefore, customary measures of performance, such as net income, return on assets, and return on shareholders' equity are not applicable as measures of management performance at this time.
     In making decisions with regard to annual bonuses to Named Executive Officers, the Committee examines two key areas:
     1. Performance of the Company against the operating and financial targets established by the Board of Directors each year by adoption of the annual operating plan, and
     2. The specific actions of Named Executive Officers to respond effectively to outside factors such as economic trends and industry competitive factors that can impact the Company's operating performance.
     Annual bonuses were determined in early 1995 based upon the Named Executive Officers' contributions to the Company's achievements in the following performance areas: net gain in subscribers; reduction of marketing costs per new subscriber; maintenance of revenue per subscriber; increase in service revenue; control of operating expenses; increase in operating cash flow; and reduction of net loss. The Committee's determination of annual bonuses is within its discretion, and it uses the Company's performance relative to target performance contained in the Company's operating plan as a standard in assessing the performance of the Named Executive Officers. However, no quantifiable weight was given to any particular performance area in the consideration of 1994 bonuses; rather, the Committee considered the aggregate results, which in the Committee's opinion, were outstanding.

     The Committee approved in early 1995 cash bonuses for the Named Executive Officers ranging from 30.17% to 37.02% of their total cash compensation based on the Company's performance for the past year.

     LONG-TERM COMPENSATION. The Company's long-term incentive compensation awards are designed to encourage the retention of key executives. Long-term compensation for the Chief Executive Officer and other officer-directors, including Messrs. Leeolou and Preyer, Jr., consists of two elements, both of which have been in place for some time: (i) restricted stock bonuses and stock options, and (ii) a long-term cash incentive bonus.
                                       11

     RESTRICTED STOCK BONUSES AND STOCK OPTIONS. The Company currently has a Stock Compensation Plan and a 1989 Stock Option Plan under which incentive and nonqualified stock options have been granted in the past, some of which remain outstanding. However, no further grants may be made under these plans. At the 1994 Annual Meeting of Shareholders, the 1994 Long-Term Incentive Plan (the "1994 Plan"), which provides for the grant of incentive and nonqualified options, stock bonuses and restricted stock, was approved. The Company believes that all of these plans are performance-based compensation plans under which compensation is deductible by the Company under Section 162(m) of the Internal Revenue Code. The Committee administers these plans and determines, in its discretion, what grants will be made thereunder. Under these plans, stock options were granted to Named Executive Officers in 1987, 1990, 1993, and 1994. For options granted in 1994, see Notes 1 and 2 under "Stock Options" above for vesting schedule.
     LONG-TERM CASH INCENTIVES. A long-term cash bonus opportunity was established in 1990 under the Company's Executive Officer Long-term Incentive Compensation Plan, which was adopted in conjunction with employment agreements between the Company and its officer-directors. It is a bonus opportunity pursuant to which Messrs. Griffin, Preyer, Jr. and Leelou can earn two bonuses of $500,000 each at any time prior to September 30, 1998 if the Company achieves certain profitability levels. The Company believes that this compensation, if paid, will be deductible by the Company under Section 162(m) of the Internal Revenue Code because it is payable under a written binding contract that was in effect on February 17, 1993. See "Employment and Other Related Agreements" above.
  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     SALARY. The salary of Haynes G. Griffin, the Chief Executive Officer, was increased 8% in 1994. Based upon information furnished by the compensation consultants in 1993, Mr. Griffin's salary falls within the benchmark range of other salaries for chief executive officers of competitor companies. Since most of the Company's competitors have been acquired so that separate performance information about them is no longer available, they are not included in the performance graph.

     ANNUAL BONUS. The Committee approved in early 1995 a cash bonus for Mr. Griffin of $200,000, which represents 34.60% of his total cash compensation. In determining the amount of Mr. Griffin's bonus, the Committee recognized the achievements detailed under "Executive Officer Compensation -- Annual Bonuses" above.

     LONG-TERM COMPENSATION. In 1994, Mr. Griffin was granted options to purchase 225,000 shares of Common Stock under the 1994 Plan. The options are subject to the vesting provisions described in Note 1 under "Stock Options" above.
            Robert M. DeMichele                 Robert A. Silverberg
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert M. DeMichele, a member of the Company's Compensation Committee, is a director and executive officer of Piedmont Management Company, Inc. Haynes G. Griffin, Chief Executive Officer of the Company, and Stuart S. Richardson, Chairman of the Board of the Company, serve on the Board of Directors of Piedmont Management Company, Inc.
                                           12

PERFORMANCE GRAPH
     The graph shown below compares the Company's cumulative, five-year shareholder return on an indexed basis with the S&P 500 Stock Index, the CRSP Index of NASDAQ Telecommunications Stocks and the Hambrecht & Quist Technology Stock Index. The performance graph in the Company's 1994 proxy statement included a presentation of shareholder return for a group of cellular telephone companies. It is not possible to include this peer group in the current proxy statement because three of the companies in the peer group no longer operate as independent companies, having been merged into larger companies or otherwise acquired. The Company has substituted the CRSP Index of NASDAQ Telecommunications Stock for the peer group index. The Company believes that this index is widely used as a performance benchmark in the telecommunications industry. In future proxy statements, the Company intends to discontinue including the performance of the Hambrecht & Quist Technology Stock Index. The Company believes the CRSP Index presents a more accurate peer group comparison for the Company than the Hambrecht & Quist Index, which is comprised largely of companies that do not directly compete in the telecommunications industry.
          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

(Performance Graph appears here. The plot points are listed below.)

Vanguard Cellular     $100.00  $66.90   $77.58   $76.16  $83.27  $109.96
S&P 500 Index         $100.00  $96.87  $125.81  $134.93 $148.01  $145.73
H&Q Technology Index  $100.00  $91.42  $135.14  $155.45 $169.64  $196.90
 CRSP Index of Nasdaq
 Telecommunications
 Stocks                $100.00  $67.40   $93.00  $114.20 $176.00  $145.80



 Assumes an initial investment of $100 on December 31, 1989 and reinvestment of dividends.
(diamond Based on quarterly dividends and quarterly closing stock prices. graphic) Vanguard Cellular Systems, Inc.

(square   S&P 500 Stock Index, a broad based index of industrial and service graphic)  companies.

(star Hambrecht & Quist Technology Stock Index, a published index of graphic) approximately 200 companies in computer software and hardware, communications, semi-conductor and high technology health care industries.

(circle   CRSP Index of NASDAQ Telecommunications Stocks, a published index of graphic)  telecommunications companies.

                  PROPOSAL TO AMEND ARTICLES OF INCORPORATION

     The Board of Directors has proposed and recommends that shareholders approve an amendment to the Company's Articles of Incorporation that would increase the number of shares of Class A Common Stock that the Company has authority to issue from 60,000,000 shares to 250,000,000 shares. Following adoption of this amendment, the aggregate number of shares that the Company will have authority to issue would be 281,000,000 shares consisting of 250,000,000 shares of Class A Common Stock, with one vote per share, 30,000,000 shares of Class B Common Stock, with one-tenth of a vote per share, and 1,000,000 shares of preferred stock. As of March 15, 1995, the Company had 41,185,468 shares of Class A Common Stock outstanding. There are no shares of Class B Common Stock or preferred stock outstanding.

     The Board of Directors believes an increase in the authorized number of shares of Class A Common Stock will be of advantage to the Company. Increasing the number of authorized shares of Class A Common Stock will provide additional shares for issuance for any valid corporate purpose, including stock dividends, stock splits, potential acquisitions and raising capital by the sale of additional shares. The Boards of Directors declared a 3-for-2 stock split effected by means of a 50% stock dividend that was paid on August 24, 1994. The stock dividend increased the number of shares outstanding from 25,719,533 shares to 38,579,299 shares, as of the dividend payment date. The Board of Directors has no present plans, agreements, or understanding with respect to any transactions that would require issuance of any authorized shares of Class A Common Stock other than the issuance of shares through Company stock compensation and stock purchase plans. However, should management deem it advisable, the Company could issue authorized but unissued Class A Common Stock to consummate any such transaction without the necessity of further shareholder approval.
     The issuance of any additional shares of Class A Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity of the present holders of Common Stock, depending upon the terms of these specific transactions.
     A complete copy of the amendment is set forth on Exhibit A hereto. The proposed amendment requires the approval of the majority of the outstanding shares of the Common Stock of the Company entitled to vote at the Annual Meeting. Abstentions and broker nonvotes will have the effect of a vote against the proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.
                              INDEPENDENT AUDITORS
     The accounting firm of Arthur Andersen & Co. has been selected by the Board of Directors as independent auditors of the Company for the fiscal year ending December 31, 1995. Arthur Andersen & Co. has conducted the audit of the Company's year-end financial statements since its inception.
     A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so. Such representative will be available to respond to questions relating to the audit of the Company's 1994 financial statements.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT AUDITORS.
                                       14

                         PROPOSAL OF SECURITIES HOLDERS
     A proposal of a security holder of the Company intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive offices on or before December 2, 1995 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.
                                 OTHER MATTERS
     Management is not aware of any matter to be brought before the Annual Meeting other than the matters described herein. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.
                                          By Order of the Board of Directors

April 7, 1995

                                                                       EXHIBIT A
                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
     Section A of Article IV is proposed to be amended to read in its entirety as follows:
                                      IV.
     (A) The aggregate number of shares which the corporation shall have the authority to issue is 281,000,000 divided into three classes. The designation and number of shares of each class and par value of the shares of each class are as follows:

                                                                                   PAR VALUE
CLASS                                                             NO. OF SHARES    PER SHARE
Class A Common Stock...........................................     250,000,000      $ .01
Class B Common Stock...........................................      30,000,000      $ .01
Preferred Stock................................................       1,000,000      $ .01

******************************************************************************
                                  APPENDIX

                        VANGUARD CELLULAR SYSTEMS, INC.
PROXY
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 1995.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Stuart Smith Richardson, Haynes G. Griffin and Stephen R. Leeolou, or any of them, proxies with full power of substitution to vote all shares of Class A Common Stock of Vanguard Cellular Systems, Inc. standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held
May 10, 1995, and any adjournment thereof:

1. Election of Directors (Class II):       For all nominees listed below               Withhold authority to vote for
                                           (except as indicated to the contrary        all nominees listed below [].
                                           below) [].

        F. Cooper Brantley, Haynes G. Griffin, L. Richardson Preyer, Sr.

To withhold authority to vote for any nominee or nominees, write the nominee's name in the space provided below.
2. To approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Class A Common Stock to 250,000,000.
                   FOR []         AGAINST []         ABSTAIN []
                          (Continued on reverse side)

3. To ratify appointment of Arthur Andersen & Co. as the Company's auditors for
   1995. FOR []    AGAINST []    ABSTAIN []
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR PROPOSALS 2, AND 3.
    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                           Dated                          , 1995
                                                         Signature
                                                         Signature